Exhibit 23.2

Deloitte Bedrijfsrevisoren/ Réviseurs d’Entreprises Gateway building Luchthaven Brussel Nationaal 1 J 1930 Zaventem Belgium Tel. + 32 2 800 20 00 Fax + 32 2 800 20 01 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 13 March 2019 (23 April 2019 as to the adoption of IFRS 16 Leases and the retrospective adjustments for changes in the composition of reportable segment as described in Note 5 to the financial statements), relating to the 2018 and 2017 financial statements of Anheuser-Busch InBev SA/NV, appearing in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F for the year ended 31 December 2019.

Zaventem, Belgium, 24 March 2020

/s/Joël Brehmen
DELOITTE Bedrijfsrevisoren / Reviseurs d’Enterprises
BV o.v.v.e. CVBVA / SC s.f.d. SCRL
Represented by Joël Brehmen